EXHIBIT F





                                   March 26, 1997


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re:File No. 70-8955 Declaration With Respect To
Revolving Credit Facility

Ladies and Gentlemen:

     As counsel for Eastern Utilities Associates ("EUA"), Eastern Edison Company ("Eastern"), Montaup Electric Company ("Montaup"), EUA Service Corporation ("Service"), Blackstone Valley Electric Company ("Blackstone"), Newport Electric Corporation ("Newport") EUA Ocean State Corporation ("Ocean State") and EUA Cogenex Corporation ("Cogenex"), we are furnishing this opinion to be used in connection with the filing of the declaration on Form U-1 under the Public Utility Holding Company Act of 1935, as amended, (the "Declaration") filed by EUA, Eastern, Montaup, Blackstone and Newport with the Securities and Exchange Commission (the "SEC"), on November 8, 1996, File No. 70-8955. The Declaration requests authority to issue and sell short-term notes under a revolving credit facility (the "Notes") to banks through the period ending five years from the closing date under the facility in aggregate amounts outstanding at any one time not to exceed $75 million in the case of EUA, $75 million in the case of Eastern, $20 million in the case of Montaup, $20 million in the case of Blackstone, and $25 million in the case of Newport (referred to together hereinafter as the "Proposed Transactions").

     It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event that the Proposed Transactions are consummated in accordance with the Declaration:

     (a) All state laws applicable to the Proposed Transactions will have been complied with by EUA, Eastern, Montaup, Blackstone and Newport.

     (b) EUA, Eastern and Montaup, issuers of Notes to evidence bank borrowings in accordance with the Declaration, are all validly organized and duly existing corporations organized under the laws of the Commonwealth of Massachusetts and any Notes issued by EUA, Eastern or Montaup will be valid and binding obligations of EUA, Eastern or Montaup, as the case may be, in accordance with their terms.

     (c) Blackstone and Newport, also issuers of Notes to evidence bank borrowings in accordance with the Declaration, are each a validly organized and duly existing corporation organized under the laws of the State of Rhode Island and any Notes issued by Blackstone or Newport will be valid and binding obligations of Blackstone or Newport, as the case may be, in accordance with their terms.

     (d) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any of the securities of EUA, Eastern, Montaup, Blackstone or Newport, or of any of Cogenex, Service, Ocean State, EUA Energy Investment Corporation ("EUA Energy"), OSP Finance Company ("OSP"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Highland Corporation ("Highland"), Cogenex-Canada (each of NEM, CCS, Highland and Cogenex-Canada being an associate or subsidiary company of Cogenex), EUA Energy Services, Inc. ("Energy Services"), Duke/Louis Dreyfus Energy Services (New England) L.L.C. ("D/LDNE") (D/LDNE being an associate company of Energy Services), EUA TransCapacity, Inc. ("TransCapacity"), EUA BIOTEN, Inc. ("BIOTEN") (TransCapacity and BIOTEN being associate companies of EUA Energy), Ocean State Power ("OSP I") or Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships).

     This opinion, in addition to being subject to the consummation of the Proposed Transactions in accordance with the Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

     (1) the due authorization by the Boards of Directors of EUA, Eastern, Montaup, Blackstone and Newport in connection with the issuance of their respective Notes;

     (2) compliance with such order or orders as the SEC may issue from time to time upon the Declaration;

     (3) the accuracy of information furnished to us (a) as to the outstanding securities of EUA, Eastern, Montaup, Blackstone and Newport, or of Cogenex, Service, Ocean State, EUA Energy, OSP, Cogenex-Canada, Unicord, OSP I, OSP II, Energy Services, D/LDNE, TransCapacity, NEM, CCS, Highland and BIOTEN, and (b) that there is no provision or condition in any note or other document in connection with outstanding short-term borrowings or any of those companies limiting any of the Proposed Transactions; and

     (4) that the enforceability of the Notes may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

     (5) that the enforceability of the Notes may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

     This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts. We express no opinion with respect to the effect of the consummation of the Proposed Transactions on the legal rights of the holders of any of the securities of any associate companies of EUA, Eastern, Montaup, Service, Blackstone, Newport, Ocean State or Cogenex, other than those associate companies expressly set forth herein.

     We consent to the use of this opinion in connection with the Declaration.

                                   Very truly yours,



                                   McDermott, Will & Emery